EXHIBIT 1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: August 18, 2025

ExodusPoint Capital Management, LP

By:	/s/ Timothy Cruise
Name:	Timothy Cruise
Title:	Authorized Signatory

ExodusPoint Capital Partners GP, LLC

By:	/s/ Timothy Cruise
Name:	Timothy Cruise
Title:	Authorized Signatory

Michael Gelband

By:	/s/ Michael Gelband

Hyung Lee

By:	/s/ Hyung Lee